                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of December 8, 1998 (the "Execution Date") by and between ArQule, Inc., a Delaware corporation (the "Company") with its principal offices at 200 Boston Avenue, Medford, Massachusetts 02155, and Stephen A. Hill, M.D. ("Executive") whose current principal residential address is Quellenweg 8, 4144 Arleshein, Basel Land CH, Switzerland.

         WHEREAS, the Company desires to employ Executive in a senior executive capacity and to enter into an Agreement embodying the terms of such employment (the "Agreement"); and

         WHEREAS, Executive desires to accept such employment and enter into such an Agreement;

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on a mutually acceptable date (the "Effective Date") and continuing until terminated in accordance with the provisions of Section 5 (the "Employment Term").

         2. TITLE; DUTIES. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority as shall be designated from time to time by the Board of Directors of the Company (the "Board") or its designee and shall, if elected, serve as a director of the Company. The Employee hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him.

         3. NO CONFLICT. During the Employment Term, Executive shall devote substantially all of his business time and best efforts to the performance of his duties hereunder and shall not, directly or indirectly, engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such duties without the prior written consent of the Board, which consent shall not unreasonably be withheld, delayed or conditioned. Executive represents and warrants that SCHEDULE A attached hereto states all current business relationships, including, but not limited to, consulting agreements, confidentiality agreements and non-competition agreements that Executive is currently a party to.




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         4.       COMPENSATION AND BENEFITS.

                  4.1. BASE SALARY. During the Employment Term, the Company shall pay Executive for his services hereunder a base salary (the "Base Salary") at the initial annual rate of $300,000, payable in regular installments in accordance with the Company's usual payment practices and subject to annual review and adjustment by the Board in its sole discretion.

                  4.2.     ADDITIONAL COMPENSATION.

                           4.2.1.   STOCK OPTION. As further compensation for
his services hereunder, the Company shall grant to Executive, on or after the Effective Date, a stock option (the "Stock Option") to purchase 320,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), pursuant to the Company's Amended and Restated 1994 Equity Incentive Plan (the "Plan") and in accordance with the terms, and subject to the vesting schedule and other conditions, set forth in the form of Option Certificate attached hereto as EXHIBIT A. The method of determining the exercise price of such Stock Option is set forth in EXHIBIT B. Notwithstanding the foregoing, in the event of a Change of Control of the Company (as defined herein), the Stock Option shall become immediately exercisable as to fifty percent of any option shares not yet vested, in addition to any option shares already vested, without regard to the vesting schedule on the form of Option Certificate. In the event that Executive's employment hereunder is subsequently terminated by the Company without Cause (as defined in Section 5.2) within one year of a Change of Control of the Company, the Stock Option shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the form of Option Certificate.

         For purposes of this Section 4.2.1, any one of the following events shall be considered a Change of Control:

                           (i) the acquisition by any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of
         1934) of any amount of the Company's Common Stock so that it holds or controls fifty percent (50%) or more of the Company's Common Stock;

                           (ii) a merger or consolidation after which fifty percent (50%) or more of the voting stock of the surviving corporation is held by persons who were not stockholders of the Company immediately prior to such merger or combination; or

                           (iii) the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Company's management.

                           4.2.2.   MILESTONE BONUS. As further compensation for
his services hereunder, the Company shall pay Executive an annual bonus (the "Bonus") of up to $100,000, upon the achievement of certain milestones, and in accordance with a vesting schedule, to be determined by the Board within ninety
(90) days from the Execution Date and as set forth on




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EXHIBIT C attached hereto (as may from time to time be amended by the Board).
Any Bonus due to Executive will be paid to the Executive during the first quarter of each calendar year.

                  4.3. EXECUTIVE BENEFITS. During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company, Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, accident and disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives, or for personnel similarly situated; PROVIDED, HOWEVER, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive. In addition, Executive shall be entitled to have up to $200,000 of life insurance, payable to such beneficiaries as Executive may from time to time direct, paid for by the Company.

                  4.4. VACATION. Executive shall be entitled to three weeks (15 working days) of paid vacation per annum during the Employment Term, to be taken at such time or times as shall be mutually convenient for the Company and Executive. Unused vacation time will be allocated pursuant to the Company's existing policies and practices.

                  4.5.     EXPENSES.

                           4.5.1.   RELOCATION. The Company shall reimburse
Executive for (i) reasonable relocation expenses incurred by Executive in connection with his acceptance of employment hereunder, including moving expenses and travel expenses incurred by Executive in travelling to his new location of employment, up to a maximum of $75,000 in the aggregate and (ii) any taxes payable by Executive (including any tax on the gross-up) as a result of the reimbursement by the Company of Executive's relocation expenses under this
Section 4.5.1. The Company shall undertake to assist and pay for any legal and other costs associated with any immigration matters connected to Executive's relocation to the United States.

                           4.5.2.   BUSINESS EXPENSES AND PERQUISITES. Executive
shall be entitled to reimbursement by the Company during the Employment Term for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with such policies as the Company may from time to time have in effect.

                           4.5.3    ROCHE BONUS AND WARRANT FULFILLMENT. The
Company acknowledges that Executive is entitled to a bonus from his current employer, Roche________ ("Roche"), of 100,000 Swiss Francs to be paid in March 1999. The Company also acknowledges that Executive is entitled to warrants of the value of 100,000 Swiss francs to be granted in March 1999. If Executive is denied any amount of such bonus or warrants solely due to his execution of this Agreement, the Company shall pay Executive the entire amount of such bonus and fair market value of warrants on April 5, 1999, less any amount of bonus actually paid and excluding any warrants actually granted by Roche; provided, however, such payment shall not exceed




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$100,000. This payment shall be made in currency of the United States at the applicable conversion rate in effect at the time of such payment.

         5.       TERMINATION.

                  5.1. WITHOUT CAUSE BY THE COMPANY. The Executive's employment hereunder may be terminated by the Company at any time without Cause upon not less than sixty (60) days prior written notice from the Company to Executive. If Executive's employment is terminated by the Company without Cause, including without limitation by reason of Executive's failure to achieve stated goals or milestones, the Company shall pay Executive a lump sum amount equal to the Base Salary plus any benefits to which Executive is entitled under Section
4.3 of this Agreement (to the extent permitted by the then-current terms of the applicable benefit plans and subject to any employee contribution requirements applicable to Executive on the date of termination) through the conclusion of a period of one year from the date of such termination. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.1 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

                  5.2. FOR CAUSE BY THE COMPANY. Notwithstanding any other provision of this Agreement, Executive's employment hereunder may be terminated by the Company at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) Executive's willful failure to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company which specifically identifies the manner in which it is alleged that Executive has not substantially performed his duties, (ii) Executive's dishonesty in the performance of his duties hereunder, (iii) an act or acts on Executive's part involving moral turpitude or constituting a felony under the laws of the United States or any state thereof, or (iv) Executive's material breach of his obligations under Section 6 and 7 hereof, which breach shall remain uncured by Executive for thirty (30) days following receipt of notice from the Company specifying such breach. If Executive's employment is terminated by the Company for Cause, the Company shall pay Executive a lump sum amount equal to the Base Salary through the last day of his actual employment by the Company. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this
Section 5.2 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

                  5.3. DISABILITY. Executive's employment hereunder may be terminated by the Company at any time in the event of the Disability of the Executive. For purposes of this Agreement, "Disability" shall mean the inability of Executive to perform substantially his duties hereunder due to physical or mental disablement which continues for a period of six (6) consecutive months during the Employment Term, as determined by an independent



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qualified physician mutually acceptable to the Company and Executive (or his personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or his personal representative) and one designated by the two physicians so designated. If Executive's employment is terminated by the Company for Disability, the Company shall pay Executive an amount equal to the Base Salary plus any benefits to which Executive is entitled under Section 4.3 of this Agreement (to the extent permitted by the then-current terms of the applicable benefit plans and subject to any employee contribution requirements applicable to Executive on the date of termination) through the date on which Executive is first eligible to receive payment of disability benefits in lieu of Base Salary under the Company's employee benefit plans as then in effect. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.3 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

                  5.4. DEATH. Executive's employment hereunder shall automatically terminate in the event of the Executive's death. If Executive's employment is terminated by the death of Executive, the Company shall pay to Executive's estate or legal representative an amount equal to the Base Salary at the rate in effect at the time of Executive's death through the last day of the month in which his death occurs. The payment to Executive of any other benefits following the termination of Executive's employment pursuant to this Section 5.4 shall be determined by the Board in its sole discretion in accordance with the policies and practices of the Company.

                  5.5. TERMINATION BY EXECUTIVE. Executive's employment hereunder may be terminated by Executive at any time upon not less than sixty
(60) days prior written notice from Executive to the Company. If Executive terminates his employment with the Company pursuant to this Section 5.5, the Company shall pay Executive an amount equal to the Base Salary through the last day of his actual employment by the Company.

                  5.6. NOTICE OF TERMINATION. Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                  5.7. SURVIVAL. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

         6. NON-COMPETITION. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that during the Employment Term and for a period of one (1) year after expiration or termination of Executive's employment hereunder:

                  6.1. Executive will not engage in any activity which is competitive with any business which is now, or is at any time during the Employment Term, conducted by the Company, including without limitation becoming an employee, investor (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity




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interest in, a company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, partner or director of, or other participant in, any firm, person or other entity in any geographic area which is engaged in any activities in the field of combinatorial chemistry. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of any breach of this Section 6.1, if Executive is employed by the Company, the Company may immediately terminate the employment of Executive for Cause in accordance with the notice provisions contained in Sections 5.6 and 9, and, whether or not Executive is employed by the Company, the Company shall immediately cease to have any obligations to make payments to Executive under this Agreement.

                  6.2. Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by clause 6.1 above.

                  6.3. Executive will not directly or indirectly (a) induce any employee of the Company to engage in any activity in which Executive is prohibited from engaging by clause 6.1 above or to terminate his or her employment with the Company, or (b) employ or offer employment to any person who was employed by the Company unless such person shall have ceased to be employed by the Company for a period of at least one (1) year.

                  6.4. It is expressly understood and agreed that (a) although Executive and the Company consider the restrictions contained in this
Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is unenforceable, this Agreement shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         7. CONFIDENTIALITY. Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise other than the Company, any Confidential Information. As used herein, the term "Confidential Information" shall mean, without limitation, all Proprietary Materials (as defined below), any and all information about inventions, improvements, modifications, discoveries, costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, concepts, technical processes and applications, and other business affairs and methods of the Company and of its affiliates, collaborators, consultants, suppliers, and customers, as well as any other information not readily available to the public, including without limitation any information supplied by third parties to the Company under an obligation of confidence. As used in this Agreement "Proprietary Materials" shall include, without limitation, the following materials: any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials. Confidential Information may be contained in various media, including without limitation patent applications,



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computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data, and other documents and records of the Company, whether or not in written form and whether or not labeled or identified as confidential or proprietary. Executive further agrees that (a) upon termination or expiration of his employment hereunder, Executive will return immediately to the Company any Proprietary Materials and any materials containing Confidential Information then in Executive's possession or under Executive's control and (b) he will not retain or use for his account at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of the Company.

         8. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 6 or Section 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

         9. NOTICES. Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or registered mail, return receipt requested, addressed, if to the Company, to the attention of Chairman of the Board at the Company's executive offices or to such other address as the Company may designate in writing at any time or from time to time to the Executive, and if to the Executive, to his most recent address on file with the Company. Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy information or, if by registered mail, on the date shown on the applicable return receipt.

         10. ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party. The Company shall require any persons, firm or corporation succeeding to all or substantially all of the business or assets of the Company whether by purchase, merger or consolidation to expressly assume and agree to perform this Agreement.

         11. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter thereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

         12. EXPENSES. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement, except as otherwise herein specifically provided. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorney's fees and other costs incurred by such party in connection with such action, in addition to any other relief to which such party is entitled.




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         13.      ARBITRATION. In the event any dispute shall arise between the
Company and the Executive with respect to any of the terms and conditions of this Agreement, then such dispute shall be submitted and finally settled by arbitration in Boston, Massachusetts under the rules of the American Arbitration Association. The award rendered by the arbitrator shall be final and binding upon the parties hereto, and judgment upon the award rendered may be entered by either party in any court that would ordinarily have jurisdiction over the parties or the subject matter of the controversy or claim. Each party shall pay its own expenses incident to such arbitration, including attorneys' fees. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 13.

         14. WAIVERS AND FURTHER AGREEMENTS. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written wavier, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         15. AMENDMENTS. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

         16. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.





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         18.      SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.






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IN WITNESS WHEREOF, the parties have been executed or caused to be executed this
Agreement as of the date first above written.

                                             ARQULE, INC.



                                             By: /s/ Allan Ferguson
                                                 -------------------------------
                                                 Name: Allan Ferguson
                                                 Title: Director


                                             STEPHEN A. HILL


                                             /s/ Stephen A. Hill
                                             -----------------------------------



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                                   SCHEDULE A

                             BUSINESS RELATIONSHIPS







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                                                                       EXHIBIT A

                               OPTION CERTIFICATE







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                                                                       EXHIBIT B


                          DETERMINATION OF OPTION PRICE


Executive shall have the choice of having either one of the following exercise prices:

(1) The Fair Market Value of ArQule's Common Stock (as defined below) as of the Execution Date, in which case the stock options granted to the Executive may not qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); or

(2) The Fair Market Value of ArQule's Common Stock (as defined below) as of the date the Board of Directors grants the stock options to the Executive (by written consent or at a meeting) which is either on or after the Effective Date, in which case some of the stock options granted to the Executive may qualify as "Incentive Stock Options" under Section 422 of the Code, as permitted under the Code.

The Fair Market Value of ArQule's Common Stock shall be the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately prior to the appropriate date discussed above.






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                                                                       EXHIBIT C

                                MILESTONE BONUS







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                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT



         This Amendment No. 1 (this "Amendment") to a certain Employment Agreement dated as of December 8, 1998 (the "Employment Agreement") between ArQule, Inc., a Delaware corporation (the "Company") and Stephen A. Hill, M.D. ("Executive") is made as of January 22, 1999 (the "Execution Date") between the Company and Executive. The parties wish to amend the Employment Agreement as set forth herein and, except as amended hereby, the Employment Agreement remains in full force and effect according to its terms.

         In consideration of the mutual covenants herein contained and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree to amend the Employment Agreement as follows:

         1. CAPITALIZED TERMS. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Employment Agreement.

         2. NON-COMPETITION. Executive agrees to be bound by the obligations relating to non-competition set forth in Section 6 of the Employment Agreement as of the Execution Date of this Amendment.

         3. CONFIDENTIALITY. As of the Execution Date of this Amendment, Executive agrees to be bound by the obligations relating to confidentiality set forth in Section 7 of the Employment Agreement with respect to any Confidential Information received by Executive as of the Execution Date of this Amendment.

         4.       MISCELLANEOUS.

                  (a) COUNTERPARTS. This Amendment may be executed in two or more counterparts, all of which together shall be regarded as one instrument.

                  (b) ENTIRE AGREEMENT. The terms and conditions contained in this Amendment and in the Employment Agreement constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and thereof. No change, modification, termination or waiver of this Amendment or of the Employment Agreement or any of their respective provisions shall be valid unless made in writing and signed by a duly authorized representative of each party.




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         IN WITNESS WHEREOF, the parties have been executed or caused to be executed this Agreement as of the date first above written.

                                             ARQULE, INC.

                                             By: /s/ James R. Fitzgerald, Jr.
                                                 -------------------------------
                                                 Name: James R. Fitzgerald, Jr.
                                                 Title: Chief Financial Officer


                                             STEPHEN A. HILL

                                             /s/ Stephen A. Hill
                                             -----------------------------------








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